 CITIZENSSELECT FUNDS

Certificate of Amendment

The undersigned, Vice President of CitizensSelect Funds (the "Trust"), a trust with transferrable shares of the type commonly called a Massachusetts business trust, does hereby certify to the Secretary of State of the Commonwealth of Massachusetts that, pursuant to Article IX, Section 8, of the Trust's Amended and Restated Agreement and  Declaration of Trust dated February 14, 2002 (the "Declaration of Trust") and by the affirmative vote of a majority of the Trustees of the Trust at a meeting duly called and held on December 14, 2015, the Declaration of Trust is amended to provide that the names of the following series of the Trust, as previously established and designated, are changed as follows:

Old Name of Series	New Name of Series

CitizensSelect Prime Money Market Fund	Dreyfus Prime Money Market Fund
CitizensSelect Treasury Money Market Fund	Dreyfus Institutional Preferred Treasury Money Market Fund

This Certificate of Amendment to the Declaration of Trust shall become effective on March 1, 2016.

                                                                         ________________________________
                                                                                     Maureen E. Kane, Vice President

Dated:  _____________, 2016

STATE OF NEW YORK      )

                                                :  ss.:

COUNTY OF NEW YORK  )

On this _____ day of _______________, 2016, before me personally came Maureen E. Kane, to me personally known, who, being by me duly sworn, did say that she is a Vice President of the above-referenced Trust and who duly acknowledged to me that she had executed the foregoing instrument as her free act and deed on behalf of the Trust.

_______________________

Notary Public

NY 75921135v4